Exhibit 99.1

Empery Digital Announces $20 Million Strategic Investment in Cardinal Data Power

Investment Deepens Empery Digital’s Strategic Partnership with Hunt Properties,

Extending a Growing Pipeline of Hyperscaler-Anchored Power and Data Infrastructure Opportunities

AUSTIN, Texas--(BUSINESS WIRE)--Empery Digital Inc. (NASDAQ: EMPD) (the “Company” or “Empery Digital”), a company that employes a bitcoin treasury strategy, today announced that on July 20, 2026 it signed and closed a $20 million preferred equity investment (the “Investment”) in Cardinal Data Power, Inc. (“CDP”) (representing an approximately 8% ownership stake), a Hunt Properties affiliated private developer of powered data center campuses, with a focus on behind-the-meter projects. CDP principals are bringing their decades of energy and energy infrastructure development experience to provide power to and build next-generation, gigawatt-scale data campuses across West Texas and West Virginia.

This investment was part of an approximately $70 Million Series A financing to support CDP’s inaugural campus in West Texas, where the Company has entered into a letter of intent for a 750 MW Phase I data center campus. CDP has reserved supply of reciprocating engine generation capacity and services from a leading OEM through an agreement with an IPP that has decades of experience.

The West Texas site has access to more than 3,500 acres, with Phase 1 of the campus designed to deliver first power in 2027, ramp to approximately 1 GW of gross capacity in 2029, and support expansion to more than 5 GW over time. The West Texas campus is the first in CDP’s development pipeline, with several other large scale projects in various stages of development. The Series A capital raise was led by Hood River Capital Management and included a number of strategic and financial backers.

“Cardinal Data Power is uniquely positioned to bring generation, transmission and management of power solutions to the insatiable energy demands of the AI Infrastructure build-out”,” said Ryan Lane, Co-Chief Executive Officer of Empery Digital. “This investment reflects the continued strength of our partnership with Hunt Properties and the differentiated investment opportunities this relationship is generating for Empery Digital shareholders.”

“We are pleased to welcome Empery Digital as an investor in Cardinal Data Power,” said Hunt Allred, Chairman of Cardinal Data Power. “CDP is excited to begin development of initial projects and look forward to partnering with Empery as we continue to scale.”

About Cardinal Data Power

CDP develops data center campuses for AI and high-performance computing tenants. By combining secured generation equipment, advantaged natural gas supply, proprietary pipeline capacity, electrical infrastructure, and large contiguous land positions, CDP delivers large-scale, reliable power on accelerated timelines that few companies can match. CDP was founded by the Lyda Hunt Allred and Barbara Crow Hunt families and their family offices, Cavallo Holdings and Stratford Bridge Holdings. The Company is headquartered in Dallas, Texas.

About Empery Digital

Empery Digital is focused on building long-term shareholder value through its disciplined capital allocation strategy. The Company employs a bitcoin treasury strategy and is strategically expanding into AI infrastructure and data center investments, partnering with operators that have decades of real-estate and energy infrastructure development experience to capture growth at the intersection of digital assets and next-generation compute. Empery Digital is committed to transparency, efficiency, and accountability, applying rigorous decision-making to drive sustainable, long-term shareholder value.

1

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “intend,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters, which include, without limitation, CDP’s ability to convert the letter of intent to a binding definitive lease with similar terms; the completion of the construction of the West Texas facility to the specifications of the letter of intent and the timing thereof, including the expected timing of first power; the ability to expand the capacity of the West Texas facility; the completion of additional CDP projects under development; the ability of CDP to scale; CDP’s use of proceeds from its Series A financing; the Company’s plans for future hyperscaler-anchored opportunities; the Company’s plans for future capital allocation; the Company’s plans with respect to its bitcoin holdings and investments; and statements relating to the Company’s ability to create long-term value for shareholders. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, changes in business, market, financial, political and regulatory conditions; reduced demand for data centers or decreases in information technology spending; increased competition or available supply of data center capacity; delays or disruptions in connectivity or availability of power; deterioration in the relationship between the Company and Hunt Properties or the potential tenant; risks relating to the Company’s operations and business, including the highly volatile nature of the price of bitcoin and other cryptocurrencies; the risk that the Company’s stock price may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries in which the Company does and will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes, as well as those risks and uncertainties identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and other information the Company has or may file with the U.S. Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts

Empery Digital Contacts
For Sales: sales@emperydigital.com

For Investors: investors@emperydigital.com
For Marketing: marketing@emperydigital.com

For Media: Nicholas Leasure / Jacqueline Zuhse: teamemperydigital@reevemark.com

2